Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made as of the 9th day of March 2022 (the “Effective Date”) by and between Tar Sands Holdings II, LLC, a Utah limited liability company, having an address at 6440 S. Wasatch Blvd., Suite 105, Salt Lake City, UT 84121 (“Landlord”) and Vivakor Inc, a Nevada corporation having an address at 433 W Lawndale Drive South Salt Lake, UT 84115 (“Tenant”).

WHEREAS, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Premises upon the terms and conditions set forth herein; and

WHEREAS, Tenant owns a plant, certain existing fixtures, equipment, and facilities located on the Premises and desires to develop a 1,000 barrels per day (or equivalent tonnage of asphalt cement) refinery and plant on the Premises (collectively, the “Tenant Improvements”) to process oil sands and other hydrocarbons and selling finished hydrocarbon products as well as the byproduct from such processing.

WHEREAS, Landlord desires to allow Tenant to process mined oil sands on the Premises using the Tenant Improvements.

NOW THEREFORE, for valuable consideration and on the terms and upon the conditions set forth herein, Landlord and Tenant hereby agree as follows:

Defined Terms. Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Lease shall have the following meanings:

“Facility Equipment” shall means building, plant, fixtures, and equipment presently on the Land that are owned by Landlord.

“Governmental Entity” shall mean any local governmental authority in which the Premises is located, the State of Utah, or the United States Government, or any court, legislative body, governmental municipality, department, commission, board, bureau, agency or authority thereof.

“Land” shall mean that certain tract or parcel of real property of approximately 708 acres, more or less, as more particularly described in Exhibit A, located at approximately 3638 West Pit Road, Vernal, Uintah County, Utah.

“Premises” shall mean a portion of the Land on which the Tenant Improvements will be located, which is more particularly described in Exhibit B.

“Tenant Improvements” shall mean the building, plant, fixtures, equipment, and improvements owned by Tenant which are currently located on the Premises together with any additional fixtures, equipment, and improvements added by Tenant following the Effective Date.

TERMS

1.              Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, the Premises.

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2.              AS-IS Condition. Prior to the execution of this Lease, Tenant has been provided access to the Premises and has been permitted to conduct such studies, surveys, inquiries and other investigations of the Premises as Tenant shall have determined to be prudent and necessary prior to its occupancy or purchase of the Premises. By its signature hereon, Tenant acknowledges that it has performed all necessary due diligence investigations and it is satisfied with the physical condition of the Premises, including, without limitation, the surface, subsoil, geologic and ground water conditions, environmental conditions, and any other conditions pertaining to the suitability, income potential, merchantability or fitness for a particular purpose of the Premises. Tenant accepts the same in its current, as-is condition, without recourse to Landlord other than as provided herein, and Landlord shall have no obligation to complete any improvements to the Premises. Neither Landlord, nor any agent, employee, or affiliate of Landlord has made any representation, warranty or covenant, expressed or implied, which concerns the Premises or which has induced Tenant to enter into this Lease or to consummate the transactions contemplated hereby, except as expressly set forth in this Lease. Neither Landlord, nor any agent, employee, member, manager, officer, director, broker, contractor or representative of Landlord has made, and Landlord specifically disclaims, any representation or warranty of any kind or nature whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Premises, including, without limitation, any representation or warranty of condition, suitability, income potential, merchantability or fitness for a particular purpose. All representations and warranties, other than those expressly contained in this Lease, are hereby disclaimed by Landlord and waived by Tenant. Tenant acknowledges and agrees that this Lease is only for the surface of the Land and does not include any oil, gas, or mineral rights.

3.              Supply of Oil Sands. Landlord shall supply oil sands from the Land (“Oil Sands”) to Tenant in a quantity determined by Tenant, which quantity Tenant shall notify Landlord of no less than 14 days in advance of each calendar month, and in an amount not to exceed 2,000 tons per day at a saturation quality of not less than ten percent (10%) as verified by the Tenant. Any Oil Sands falling below such saturation level shall be replaced by Landlord at no additional cost to Tenant. Tenant shall have the right to enter upon the Land to mine Oil Sands at Tenant’s sole cost and expense, in such locations as reasonably designated by Landlord.

4.              Term. The term (the “Initial Term”) of this Lease shall be for sixty (60) months commencing on the Effective Date. This Lease shall terminate upon the expiration of the Initial Term or any Renewal Term as defined in Section 16 below (the “Expiration Date”).

5.              Termination. Tenant immediately shall surrender the Premises and fulfill all obligations associated with the termination of this Lease as provided in Section 13 below, except that Tenant shall have 60 days to remove the Tenant Improvements after the Expiration Date.

6.              Rent and Other Charges.

a.              Rent. Throughout the Term, Tenant shall pay to Landlord rent in the amount of $3 per ton of oil sands processed by Tenant through the Tenant Improvements. Upon execution of this Lease, Tenant shall pay Landlord an advance against future rent in the amount of $30,000, which advance shall be credited against future rent obligations of Tenant. Landlord and Tenant acknowledge and agree that the payment of Rent hereunder shall be payment in full for the purchase of Oil Sands from Landlord as well as payment for leasing of the Premises. All sums due to Landlord from Tenant shall constitute “Rent” under this Lease and will be subject to all the terms and conditions for payment as set forth in this Lease.

b.             Utilities. Tenant shall be solely responsible for all costs, provision and maintenance of utilities related to the Tenant Improvements. Landlord shall be solely responsible for all costs, provision and maintenance of utilities responsible for any Facility Equipment. In the event the Premises is not separately metered for utilities, including, but not limited to electric or gas services, Landlord shall invoice Tenant for the amounts associated with the Tenant Improvements during the Term. Tenant shall reimburse Landlord for any and all utility charges related to the Tenant Improvements arising from and after the Effective Date until the Expiration Date.

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c.              Payment. Other than the initial advance of Rent, and after such initial advance is exhausted, Rent shall be payable monthly in arrears. Within ten (10) days of the end of each month Tenant shall provide Landlord with a Production Report (as defined below) and shall pay Landlord Rent for such prior month. All Rent shall be paid by Tenant to Landlord by wire of immediately available funds made payable to and shall be sent to:

Wire Instructions:

Landlord may revise the foregoing instructions and direct Tenant to pay rent to a different at any time during the Initial Term or any Renewal Term.

d.             Late Rent Payments. In addition to all of Landlord’s other rights and remedies as set forth herein including, but not limited to, the right to immediately and without notice declare this Agreement to be null, void, and of no further force or effect in the event the first Rent payment is not made to Landlord on or prior to the Commencement Date, if any payment provided for in this Lease shall be received by Landlord more than five (5) business days after the due date thereof, a late charge of five percent (5.0%) of the amount of such payment (the “Late Charge”) shall be immediately due to Landlord and shall accompany any such payment when made. In the event any such overdue payment is not made prior to the first day of the next calendar month, then Landlord may charge an additional Late Charge of ten percent (10.0%) of the amount of such unpaid payment for each additional month, or fraction thereof, during which any such payment remains past due. Landlord may refuse to accept any payment which is not accompanied by the applicable Late Charge. Landlord’s imposition of a Late Charge with respect to any payment at any time due hereunder shall not preclude Landlord from exercising any other rights and remedies of Landlord hereunder including, but not limited to, declaring an “Event of Default” (as such term is hereinafter defined) hereunder and thereafter pursuing any one or more of Landlord’s rights and remedies hereunder, at law, or in equity.

7.              Production Reports; Audit Rights. Tenant shall submit to Landlord monthly verified production reports for all production facilities on the Premises, signed by the Tenant’s Chief Operating Officer or by other authorized officer(s) of the Tenant, and verifying the total production on the Premises for the previous month (“Production Report(s)”). Landlord and its representative shall have the right to inspect and audit such Production Reports and to inspect Tenants books and records related to operation of the Tenant Improvements. Landlord shall give Tenant written notice seventy-two (72) hours before it intends to audit any Production Report.

8.              Use and Quiet Possession. The Premises shall be used solely for the operation and maintenance of facilities, including the Tenant Improvements, to process oil sands and other hydrocarbons and selling finished hydrocarbon products and byproducts, to store, process and treat such products, and for other lawful, associated purposes. Tenant agrees to comply with all applicable federal, state and local laws, ordinances and regulations (collectively, “Applicable Law”) with respect to the occupancy and use of the Premises by Tenant and all agents and employees of Tenant. Tenant shall not do or suffer to be done in or upon the Premises any act or thing which is or may be a nuisance and shall not use or permit others to use the Premises, or any part thereof, for any unlawful or immoral purposes. Landlord has the right to Lease the Premises to Tenant for the Term of this Lease and agrees that Tenant, upon paying the Rent and performing and observing the covenants and conditions to be performed and kept by it as provided in this Lease, shall have the peaceable and quiet possession of the Premises during the Term of this Lease. In the event the Landlord mortgages the Premises during the Term, then it shall cause its mortgagee to deliver a non-disturbance agreement to Tenant in a form satisfactory to Tenant, acting reasonably.

9.              Taxes. Landlord shall pay, or cause to be paid, when due, any and all real or personal property taxes associated with the Land and the Facility Equipment and all municipal or public assessments levied or assessed against the same and which become payable during the Lease Term. Landlord shall be responsible for payment of same to Uintah County at least ten (10) days prior to the applicable due date. Tenant may, on behalf of the Landlord, contest the amount of any such real or personal property taxes pursuant to the laws of the State of Utah. Notwithstanding anything herein to the contrary, in no event shall Landlord be required to pay Tenant’s federal and/or state income, personal property, franchise or estate taxes, receipt of income from the Premises or otherwise.

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10.            Improvements. At the sole expense of Tenant, Tenant shall have the right to make Tenant Improvements during the Initial Term of this Lease (and during any Renewal Term), including construction of any lawful improvements to the Premise that Tenant may desire and to make such alterations, deletions, removals, additions and changes to the Premises and improvements thereon as Tenant desires. Upon termination of this Lease the Tenant may remove any or all Tenant Improvements from the Premises, including any equipment and fixtures which may be attached at the Premises.

a.             Additional Reclamation Liabilities. In the event that, at any time during the Lease Term, Tenant’s planned or actual use of the Premises results in additional reclamation liabilities (collectively, “Additional Reclamation Liabilities”) being assessed by the Division of Oil Gas and Mining (“DOGM”), Tenant shall promptly pay all deposits associated with such Additional Reclamation Liabilities.

b.              Liens. At all times, Tenant shall keep the Premises free and clear of mechanic’s liens for labor, service, supplies, equipment or materials resulting from its activities, including, but not limited to its making of Tenant Improvements, and at all times shall discharge (by bonding, payment or otherwise) all demands or claims resulting from its activities which might ripen into any such mechanic’s liens, and shall wholly protect and save harmless Landlord and every part of the estate, right, title and interest of Landlord in and to every part of the Premises against any and all such demands or claims which may or could ripen into such liens. If any such lien shall at any time be filed against the Premises, Tenant shall cause the same to be discharged and released of record within thirty (30) days after the date of filing the same, by any of payment, deposit or bond.

11.            Costs and Expenses. Beginning on the Effective Date, Tenant shall pay directly and shall be solely liable for all expenses incurred with respect to the Tenant Improvements on the Premises, which expenses shall include by way of illustration and not of limitation: electricity, gas, water, and all other utility charges and deposits; wages, salaries, payroll and other direct expenses of employees employed by Tenant; and any refuse removal, snow removal, security and/or other guard services, or other services procured by Tenant.

12.            Repairs and Maintenance. Except as set for the herein, Landlord shall not be obligated to maintain or take any action with respect to or upon the Premises at any time or in any event or under any circumstances whatsoever. Tenant expressly and irrevocably waives the benefit or applicability of any law in effect on or after the date of this Lease which would afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to make any such repairs.

13.            Condemnation/Substantial or Partial Taking. If the Premises cannot be used for the purposes contemplated by this Lease because of condemnation or purchase in lieu of condemnation, Tenant shall have the option upon written notice to Landlord to terminate this Lease.

14.            Entry and Inspection by Landlord. Tenant shall permit Landlord and its agents and representatives to enter upon the Premises to show the Premises to prospective purchasers or tenants during regular business hours and upon at least 24 hours prior written notice to Tenant.

15.            Surrender of Premises. Tenant shall immediately vacate and surrender the Premises on the expiration or any earlier termination date of this Lease and remove all Tenant Improvements and other Tenant’s personal property from the Premises. If Tenant fails to remove any of its property within sixty (60) days of the expiration or earlier termination of this Lease, Landlord shall have the right, in Landlord's sole discretion, to deem all or any part of such property abandoned and to remove, store, or dispose of Tenant's property in any manner it elects without any obligation to account for the value of such property or to make any payment therefor to Tenant.

16.            Option to Extend. Provided Tenant is not then in default hereunder, Tenant shall have the option to extend this Lease for one (1) renewal term of five (5) years (the “Renewal Term”) commencing at the expiration of the Initial Term. All terms and conditions for the Renewal Term shall be the same as during the Initial Term. Tenant shall give written notice to Landlord no less than 90 days before the end of the Initial Term of its intention to exercise its option for a Renewal Term. Any additional Terms following the Renewal Term shall be negotiated between the parties no less than 180 days before the end of the Renewal Term.

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17.            Insurance. Tenant shall keep in force during the term of this Lease, commercial general liability insurance with a minimum limit of liability of $1,000,000 per occurrence - $2,000,000 general aggregate. The policies shall name Landlord as an additional insured. Tenant’s policies shall waive all rights of subrogation against the Landlord Group to the extent of the risks and liabilities assumed hereunder by Tenant hereunder and shall be primary insurance and not excess over any liability insurance provided by Landlord. Tenant shall provide to Landlord a certificate of insurance as evidence of coverage. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against each other and their agents (including partners, both general and limited), officers, directors, shareholders, customers, invitees, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or any improvements thereon, or any personal property of such party therein, by reason of fire, the elements or any other cause which is actually insured against by Landlord or Tenant, as the case may be, regardless of cause or origin, including negligence of the other party hereto, its agents, partners, shareholders, officers, directors, customers, invitees, licensees or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

18.            Tenant Indemnification. Tenant shall release, defend, indemnify and hold harmless Landlord, its affiliates, and subsidiaries, and their employees, agents, successors, assigns, officers and directors (the “Landlord Group”) from and against any and all claims, demands, causes of action, damages or penalties brought on behalf of Tenant, its affiliates, subsidiaries, AND CONTRACTORS (and their employees, CONTRACTORS, agents, successors, assigns, officers and directors (the “Tenant Group”) or their Invitees alleging DAMAGE, LOSS, OR LOSS OF USE OF ANY PROPERTY, OR BODILY INJURY, PERSONAL INJURY, ILLNESS, OR DEATH OF ANY MEMBER OF TENANT GROUP OR THEIR INVITEES AND WHICH ARISE OUT OF, RELATE TO, OR ARE CONNECTED WITH THIS AGREEMENT OR THE PERFORMANCE THEREOF.

19.           Landlord Indemnification. Landlord shall release, defend, indemnify and hold harmless Tenant GROUP from and against any and all claims, demands, causes of action, damages or penalties brought on behalf of LANDLORD Group or their Invitees alleging DAMAGE, LOSS, OR LOSS OF USE OF ANY PROPERTY, OR BODILY INJURY, PERSONAL INJURY, ILLNESS, OR DEATH OF ANY MEMBER OF LANDLORD GROUP OR THEIR INVITEES AND WHICH ARISE OUT OF, RELATE TO, OR ARE CONNECTED WITH THIS AGREEMENT OR THE PERFORMANCE THEREOF.

20.            Default by Tenant. In the case of an Event of Default, Landlord shall have the right to terminate this Lease and shall have all such other rights and remedies as are afforded at law or in equity to a landlord upon default by a tenant, and Tenant shall indemnify and hold harmless Landlord from all damages resulting from such default; provided, however, if the nature of the default (other than failure to pay Rent) is such that it cannot be cured within such period, then Tenant shall not be deemed to be in default if Tenant shall have commenced the cure of such default within such period and thereafter diligently prosecutes such cure to completion. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a)            Failure to pay Rent when due, if the failure continues for five (5) days after the due date thereof, it being understood that Landlord shall have no obligation whatsoever to notify Tenant of any such failure to pay Rent;

(b)            The abandonment or vacation of the Premises by Tenant for a consecutive period of ninety (90) days;

(c)             A failure by Tenant to observe and perform any other material provision of this Lease to be observed or performed by Tenant, and such failure continues for thirty (30) days after written notice from Landlord;

(d)           The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against Tenant, the same is dismissed within sixty (60) days), the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets, where possession is not restored to Tenant within thirty (30) days, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets, where such seizure is not discharged within thirty (30) days; or

(e)            Tenant allowing any mechanics lien to be filed against or to attach to the Premises which is not discharged as forth in in Section 10(b).

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21.            Default by Landlord. Should Landlord default in the performance of any other covenant or condition to be performed on Landlord's part and such default is not cured within thirty (30) days after receipt of written notice from Tenant, Tenant shall have the right to terminate this Lease and shall have all such other rights and remedies as are afforded at law or in equity to a tenant upon default by a Landlord, and Landlord shall indemnify and hold harmless Tenant from all damages resulting from such default; provided, however, if the nature of the default is such that it cannot be cured within such period, then Landlord shall not be deemed to be in default if Landlord shall have commenced the cure of such default within such period and thereafter diligently prosecutes such cure to completion.

22.           Consequential Losses Excluded. Notwithstanding any other provision to the contrary, both parties waive and release all claims against the other party, its affiliates and subsidiaries, and their employees, agents, successors, assigns, officers and directors for indirect, consequential, exemplary, aggravated, special or punitive damages, including, without limitation, claims for loss of revenue, profit or use of capital, loss of product, losses resulting from failure to meet other contractual commitments or deadlines and downtime of facilities, directly or indirectly arising out of this Lease.

23.           Brokers. Tenant and Landlord each hereby represents that it has not employed any broker or finder in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and with respect to any claims for a brokerage commission, finder's fee or similar payment with respect to this Lease that is made by any party claiming by, through or under Tenant. Similarly, Landlord agrees to indemnify and hold harmless Tenant from and with respect to any claims for a brokerage fee, finder's fee or similar payment with respect to this Lease that is made by a party claiming by, through or under Landlord.

24.            Miscellaneous Provisions.

a.              Notices. All notices, requests, consents and other communications required or permitted under this Lease shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger, sent by a reputable overnight courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, to the current addresses of the parties or to such other address as any party may designate by notice complying with the terms of this Section 22(a). Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery or reputable overnight carrier service; (b) on the date of transmission with electronic confirmation of delivery; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

b.             Assignment and Subletting. Tenant may not assign this Lease or sublease the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, provided, however, that Tenant shall have the right to assign this Lease to any person or entity succeeding to substantially all of Tenant’s business at the Premise; provided, that Tenant shall first provide written notice of such business succession fifteen (15) days prior to such succession. No change in control of Tenant, merger of Tenant or similar corporate transaction shall be considered an assignment. All terms and conditions of this Lease shall be applicable to an binding upon Landlord and Tenant’s successors and assigns and all covenants of this Lease shall be deemed to be covenants running with the land.

c.              Governing Law. This Lease shall be governed by the laws of the State of Utah, excluding its conflict of laws principles, and the parties hereby attorn, for all purposes hereunder, to the exclusive jurisdiction of the courts of the State of Utah.

d.             Full and Final Agreement/Severability. This Lease reflects the full agreement between the parties with respect to the Land and Premises. The parties acknowledge that there are no other current valid and enforceable agreements of any kind, verbal or written, between the parties with respect to the Land and Premises other than this Lease. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and this Lease shall be valid and enforceable to the fullest extent permitted by law.

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e.             Force Majeure. Neither party shall be liable for any delay or loss of use resulting from Force Majeure and during the period of Force Majeure Tenant's Rent obligations hereunder shall be suspended to the extent that Tenant's use of the Premises is prevented or restricted by the Force Majeure. If a Force Majeure causes substantial suspension of either Party's ability conduct its business as contemplated hereby for a period of sixty (60) days or more, then the affected party may immediately cancel this Lease without further obligation except payment for Rent or services properly incurred/performed prior to Force Majeure. The term “Force Majeure” shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, work stoppages, governmental laws, regulations, or restrictions, or other causes beyond the reasonable control of the parties. If the affected Party does not terminate the Lease, the excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

f.              Time of Essence. Time is of the essence of each term and provision of this Lease.

g.             Currency. All rent and any other payments to Landlord shall be in U.S. dollars.

h.             Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

Landlord and Tenant have executed this Lease as of the date set forth above.

LANDLORD:

TAR SANDS HOLDINGS II, LLC

By: /s/ Kevin Baugh
Name: Kevin Baugh
Title: Manager

TENANT:

VIVAKOR INC

By: /s/ Matt Nicosia
Name: Matt Nicosia
Title: Chief Executive Officer

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